Exhibit (j)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS Balanced Fund's (formerly Scudder Total Return Fund) (the "Fund") Class A, Class B, Class C, Class R, Class S, Class AARP and Institutional Class Shares Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Class A, Class B, Class C, Class R, Class S, Class AARP and Institutional Class Shares Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 69 to the Registration Statement (Form N-1A, No. 2-21789) of our report dated December 19, 2005, on the financial statements and financial highlights of the Scudder Total Return Fund, included in the Fund's Annual Report dated October 31, 2005.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
February 23, 2006